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EXHIBIT 16.1 TO FORM 8-K

February 23, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated (dated February 23, 2004), of Celeritek Inc. and are in agreement with the statements contained in the first two paragraphs and the first sentence of the sixth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                          /s/ Ernst & Young LLP